Exhibit 10.47

[Freddie Mac letterhead]

July 9, 2004

Patricia L. Cook
3 Red Fox Lane
Upper Brookville, New York 11545

Dear Ms. Cook:

This letter confirms the agreement between you and Freddie Mac to modify the second and third full paragraphs of Section V, captioned “Employment-At-Will; Termination of Employment Payment,” of your July 8, 2004 offer letter in order to add the text in bold font as follows:

In the event Freddie Mac terminates your employment prior to the second anniversary of the Employment Date for any reason other than “Gross Misconduct” as such term is defined in Policy 3-254.1 — Officer Severance (as it may be modified or amended from time to time in Freddie Mac’s sole discretion) or any other willful or malicious misconduct on your part that is substantially injurious to Freddie Mac, Freddie Mac agrees to pay you in cash an amount equal to the sum of $3,800,000 minus $133,333.33 per month for each whole month worked beginning on your Employment Date and ending the day prior to the second anniversary of your Employment Date.

In the event Freddie Mac terminates your employment on or after the second anniversary of the Employment Date but prior to your sixty-second (62) birthday for any reason other than “Gross Misconduct” as such term is defined in Policy 3-254.1 — Officer Severance (as it may be modified or amended from time to time in Freddie Mac’s sole discretion) or any other willful or malicious misconduct on your part that is substantially injurious to Freddie Mac, Freddie Mac agrees to pay you in cash an amount equal to $600,000.

Please return one signed original to me at your earliest convenience. Should you have any questions or need additional information, please do not hesitate to contact me.

Sincerely,

/s/ Margaret A. Colon

Margaret A. Colon

Signed and Agreed to:	/s/ Patricia Cook

	Patricia L. Cook	July 9, 2004

cc:	Richard Syron, CEO
Michael Hager, SVP — Human Resources